Strategic American Oil Begins Water Injection in its Illinois Waterflood Project

Houston, Texas - Feb 13, 2012 - Strategic American Oil Corporation (OTCBB: SGCA) announced today that water injection has commenced in its Markham City North Water Flood Project located in Jefferson and Wayne Counties Illinois.

Injection into the V. Pepple No. 1 well marks the beginning of the pilot phase of the water flood project.  As injection continues, surrounding production wells will be monitored as the injection water begins to mobilize the oil and re-pressure the reservoir.  Results from the pilot phase will determine further water flood development plans for the entire field.  The pilot project is located near the middle of the potential waterflood area and is surrounded by additional leasehold controlled by Strategic and its partner.

The Markham City North Field produced 1,381,300 barrels of oil during the primary phase of production from 1943 to 2009.  Management believes significantly more oil remains in the reservoir which a portion thereof can be recovered by water flooding. Nearby water flood projects have been water flooded successfully for many years with some having a secondary to primary recovery ratio of 1 to 1, making it possible this project may yield potential gross recoverable reserves in excess of 1 million barrels of oil.

"We are pleased to see the Illinois project enter this new phase of development. This is an important step toward recovering the remaining oil in this field, which could be significant.  It is yet another example of our focus on low risk, high reserve potential projects," noted Jeremy G. Driver, President and Chief Executive Officer of Strategic American Oil Corporation.

The Markham City North field was farmed-out to and is currently operated by Core Minerals Operating Co., Inc. ("Core").  As part of the agreement, Strategic American Oil Corporation retained a 10% carried working interest. Upon cost recovery by Core of its initial investment, Strategic will back-in for an additional 15% working interest.  Based in Evansville, Indiana, Core is a privately held company focused on the acquisition, redevelopment and management of producing and non-producing oil and natural gas properties.  More information about Core can be found at www.coreoperating.com.

About Strategic American Oil
Strategic American Oil Corporation (OTCBB: SGCA) is a growth stage oil and natural gas exploration and production company with operations in Texas, Louisiana, and Illinois.  The Company's team of geologists, engineers, and executives leverage 3D seismic data and other proven exploration and production technologies to locate and produce oil and natural gas in new and underexplored areas. The Company seeks accretive acquisitions of production, reserves, or other companies that will provide significant growth potential. Further information can be found on the Company's website at www.strategicamericanoil.com.

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